Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces First Quarter 2009 Financial Results

Keryx to Host Investor Conference Call on Thursday, May 14, 2009 at 8:30am EDT

NEW YORK, May 13, 2009 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer (the “Company”), today announced its results for the first quarter ended March 31, 2009.

At March 31, 2009, the Company had cash, cash equivalents, short-term investment securities and interest receivable of $15.4 million, as compared to $15.5 million at December 31, 2008.  In addition, at March 31, 2009, the Company had $7.1 million of auction rate securities which are classified as long-term investments.

The net income for the first quarter ended March 31, 2009 was $451,000, or $0.01 per share, compared to a net loss of $34,536,000, or $0.79 per share, for the first quarter in 2008.  The change in net income (loss) was primarily attributable to a $25,894,000 decrease in research and development expenses related to the cessation of the development of Sulonex in March 2008, a $2,671,000 and $344,000 decrease in research and development expenses related to KRX-0401 and Zerenex, respectively, a $3,128,000 increase in license revenue as a result of a $3.0 million milestone payment from JT/Torii, a $1,310,000 increase in interest and other income (expense), net, and an $846,000 decrease in other selling, general and administrative expenses.

Commenting on the quarter, Michael P. Tarnok, the Company's Interim Chairman and Chief Executive Officer, remarked, "We are pleased that the development of Zerenex in Japan continues on schedule and earned us a $3 million milestone payment from JT/Torii, our Japanese partner, for their initiation of a Phase 2 study in Japan.  The restructuring initiatives implemented over the last year have resulted in a substantially lower cash burn and we believe that we are sufficiently capitalized to carry out our business plan well into 2010. We are also on track in finding a new chief executive officer who will help us unlock the inherent value of our late-stage clinical pipeline.”

On Thursday, May 14, 2009, at 8:30am EDT, the Company will host an investor conference call during which they will provide a brief financial overview of the Company’s first quarter financial results and a business outlook for the remainder of 2009.

In order to participate in the conference call, please call 1-877-407-8289 (U.S.), 1-201-689-8341 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also actively engages in business development activities that include seeking strategic relationships for its product candidates and for the Company, as well as evaluating compounds and companies for in-licensing or acquisition. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: There can be no assurance that the Company will satisfy Nasdaq's conditions for continued listing on The Nasdaq Capital Market, that an appeal or hearing for a stay of delisting from The Nasdaq Capital Market will be successful, or that the Company's common stock will remain listed on The Nasdaq Capital Market; that the Company will complete cost-effective clinical trials or meet as anticipated the development timelines for the drug candidates in its pipeline, including Zerenex and KRX-0401, to help generate greater interest in the market for its common stock; that the Company will be able to find suitable partners for some of its drugs under development, or raise additional capital in the future in order to fund its operations; that the Company will be able to locate a suitable chief executive officer who will be able to successfully lead the development of the Company’s clinical pipeline; or that the Company's stock will not be affected by other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com
Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2009	2008
REVENUE:
License revenue	$3,327	$199
Service revenue	3	--
TOTAL REVENUE	3,330	199

OPERATING EXPENSES:
Research and development:
Non-cash compensation	201	(980)
Other research and development	1,374	30,827
Total research and development	1,575	29,847

Selling, general and administrative:
Non-cash compensation	370	1,717
Other selling, general and administrative	1,041	1,887
Total selling, general and administrative	1,411	3,604

TOTAL OPERATING EXPENSES	2,986	33,451

OPERATING INCOME (LOSS)	344	(33,252)

OTHER INCOME (EXPENSE):
Interest and other income (expense), net	107	(1,203)

INCOME (LOSS) FROM CONTINUING OPERATIONS	451	(34,455)

Loss from discontinued operations	--	(81)

NET INCOME (LOSS)	$451	$(34,536)

NET INCOME (LOSS) PER COMMON SHARE
Continuing operations	$0.01	$(0.79)
Discontinued operations	--	(-- )*
Basic and diluted net income (loss) per common share	$0.01	$(0.79)

SHARES USED IN COMPUTING NET (INCOME) LOSS PER COMMON SHARE
Basic	47,853,895	43,718,077
Diluted	48,050,220	43,718,077

* Amount less than one cent.

Balance Sheet Information:

	March 31, 2009	December 31, 2008*
	(unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$15,446	$15,467
Long-term investment securities	7,117	7,185
Total assets	26,445	26,634
Accumulated deficit	(331,467)	(331,918)
Stockholders’ deficit	(467)	(1,489)

* Condensed from audited financial statements.